EXHIBIT 99.1

DIGITAS CEO SELLS 1,500,000 SHARES

Kenny Does Not Anticipate Further Sales in 2005

BOSTON—February 1, 2005—Digitas Inc. (Nasdaq: DTAS) today announced that Chairman and Chief Executive Officer David W. Kenny sold 1,500,000 shares of Digitas stock. Mr. Kenny acquired the shares through the exercise of vested stock options. The 1.5 million stock options exercised today represented approximately 18 percent of the 8,362,897 vested and unvested stock options that Kenny held prior to today. The exercise and sale was part of Mr. Kenny’s on-going strategy to diversify his personal portfolio in an orderly manner prior to the expiration of the substantial majority of his stock options in early 2009. Mr. Kenny’s 10b5-1 stock trading plan entered into in February 2004 expired in accordance with its terms in January 2005.

Mr. Kenny has indicated that he does not currently anticipate making any further sales of Digitas stock for the remainder of calendar 2005.

About Digitas Inc.

Digitas Inc. (Nasdaq: DTAS) is among the world’s largest marketing services organizations and is the parent company of two of the industry’s most successful digital and direct marketing agencies: Modem Media and Digitas LLC. Digitas Inc. agencies offer strategic and marketing services that drive measurable acquisition, cross-sell, loyalty, affinity and customer care engines across digital and direct media for world-leading marketers. The Digitas Inc. family has long-term relationships with such clients as American Express, AOL, AT&T, Delta Air Lines, General Motors, IBM, Kraft Foods, Michelin and Unilever. Founded in 1980, Digitas Inc. and its two agencies: Modem Media, with offices in London, Norwalk, and San Francisco; and, Digitas with offices in Boston, Chicago, and New York, employ more than 1,500 professionals.

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Except as required by law, Digitas does not by issuing this press release undertake to report any other trading activities by Mr. Kenny. Mr. Kenny has not entered into a written binding agreement with Digitas Inc. to not participate in future sales of Digitas stock and his intentions may change. Digitas expressly disclaims any current intention or obligation to update this forecast or any forward-looking statement contained in this press release.